Exhibit 10.1

CONFIDENTIAL

April 25, 2023

Sheila Hopkins

At the Address on File with Cutera

Re:	Interim Chief Executive Officer Compensation Terms

Dear Sheila:

I am pleased to confirm the terms of your employment as Interim Chief Executive Officer of Cutera, Inc. (“Cutera”), commencing as of April 11, 2023 (the “Effective Date”).

1. Position. On the Effective Date, you will begin to serve as Interim Chief Executive Officer (“ICEO”) of Cutera. In that capacity, you will report directly (and only) to the Board of Directors of Cutera (the “Board”) and have all of the customary authorities, duties and responsibilities that accompany such position.

2. Employment Term. The term of your employment as ICEO with Cutera commenced as of the Effective Date and will continue until the earlier of (i) the date a new Chief Executive Officer commences employment with Cutera and (ii) December 31, 2023, unless earlier terminated by you or Cutera (the “Employment Term”). You understand and acknowledge that your employment with Cutera constitutes “at-will” employment. This means that Cutera or you may terminate your employment relationship with Cutera at any time, with or without cause and with or without notice. The at-will nature of this employment relationship cannot be modified except expressly in a signed writing by an authorized member of the Compensation Committee of the Board (the “Compensation Committee”). The Board or Compensation Committee may modify job titles, salaries and benefits from time to time as it deems necessary.

3. Monthly Cash Compensation; Bonus Opportunity. Your cash compensation during the Employment Term will be $58,066 per month, less applicable withholdings and deductions, payable in accordance with Cutera’s regular payroll schedule, which is the 15th and last day of each month. You acknowledge that, during the Employment Term, the monthly cash compensation set forth in this paragraph shall be considered your salary for purposes of Cutera’s employee benefit plans. In addition, you will be eligible to receive a discretionary bonus of up to 100% of the base salary you received during the Employment Term, less applicable withholdings, based upon the performance of the Company, including with respect to employee, customer, and partner stability, during the Employment Term. The Compensation Committee shall determine the amount of the discretionary bonus in good faith based upon (a) the level of performance achieved by the Company during the Employment Term and (b) the degree to which you contributed to this performance. This discretionary bonus, if earned, will be paid no later than thirty (30) days after your last day of service as ICEO.

San Francisco Headquarters	3240 Bayshore Blvd	Brisbane, CA 94005
Phone: 415-657-5500	Fax: 415-330-2444	www.cutera.com
4867-6242-6974.7 - 4/21/2023 4:10:46 PM

4. Monthly Restricted Stock Unit Grants. Within ten (10) calendar days following the date hereof, Cutera will grant you, under Cutera’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”), an award of restricted stock units (“RSUs”) covering a number of shares of Cutera Common Stock equal to $375,000 divided by the Fair Market Value (as defined in the 2019 Plan) of Cutera’s Common Stock as of the date of grant, rounded up to the nearest whole share. Within ten (10) calendar days following July 3, 2023, and the first business day of each of the remaining months of the Employment Term thereafter, provided you are still serving as ICEO as of the applicable date, Cutera will grant to you additional awards of RSUs covering Cutera Common Stock equal to $125,000 divided by the Fair Market Value of Cutera’s Common Stock as of the applicable date of grant, rounded up to the nearest whole share (provided, for the avoidance of doubt, that you will not be eligible to receive more than six (6) of such additional awards of RSUs). Each RSU award provided for in this letter will be subject to the terms and conditions of the 2019 Plan and an award agreement between you and Cutera thereunder, and will vest on the one (1) year anniversary of the applicable date of grant, subject to you remaining a member of the Board through such vesting date. Notwithstanding the foregoing, if your status as a member of the Board is terminated (i) as a result of your death or Disability (as defined in the 2019 Plan) or (ii) by Cutera’s stockholders for any reason other than a court of competent jurisdiction determining that you have breached your applicable fiduciary duties as a member of the Board under the laws of the State of Delaware, and you (or for terminations due to your death or Disability, your beneficiary or legal representative, if appliable) execute Cutera’s then-standard separation agreement and release of claims (the “Release”) which becomes effective and irrevocable no later than the sixtieth (60th) day following such termination (the “Release Deadline”), then, subject to Appendix A, 100% of the then-outstanding and unvested RSUs subject to your RSU awards will accelerate and fully vest on the first regular payroll pay day following the Release Deadline. For the avoidance of doubt, you will not be eligible to receive acceleration of your RSU awards if you resign from your position as a member of the Board for any reason.

5. Compliance with Cutera Policies; Employee Benefits; No Severance. You agree and acknowledge that, as an employee of Cutera, you will be subject to Cutera’s policies as in effect from time to time (including, but not limited to, policies related to ethics, insider trading, confidentiality and proprietary information) and you agree to execute any agreements as reasonably requested by Cutera to acknowledge your agreement to such policies. During the Employment Term, you will be eligible to participate in Cutera’s employee benefit plans on the same basis as those benefits are provided to other senior executives of Cutera, in each case, in accordance with the terms of the applicable benefit plan, as in effect from time to time. Notwithstanding the foregoing, you hereby agree and acknowledge that you will not be eligible to participate in any severance plan, program or policy sponsored by Cutera (including, but not limited to, Cutera’s Executive Change in Control and Severance Policy) and you will not be eligible to receive any other severance benefits upon your separation from service with Cutera other than as set forth in this letter.

San Francisco Headquarters	3240 Bayshore Blvd	Brisbane, CA 94005
Phone: 415-657-5500	Fax: 415-330-2444	www.cutera.com

4867-6242-6974.7 - 4/21/2023 4:10:46 PM

6. Business and Travel Expenses; Housing. During the Employment Term, Cutera will promptly reimburse you for (i) reasonable business expenses (including, without limitation, meals, car rental and any other local transportation), (ii) reasonable travel expenses between your permanent residence and your office at Cutera (on a weekly basis), and (iii) the reasonable rent and other associated costs incurred by you for renting a furnished two-bedroom apartment located near Cutera’s Brisbane, California offices or, in the alternative, hotel accommodations. The reimbursements will be subject to the retention of receipts and other documentation satisfactory to an authorized member of the Compensation Committee, or Cutera’s Chief Human Resources Officer, and in accordance with the applicable expense reimbursement policy of Cutera, as in effect from time to time. The reimbursements, if taxable, will be made in the lesser of (a) fourteen (14) days following submission of satisfactory reimbursement documentation and (b) the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv). In addition, in order to make the reimbursements in subclauses (ii) and (iii) above tax neutral to you (the “Relocation Reimbursements”), Cutera will provide to you an amount or amounts (the “Tax Neutrality Payment”), determined by Cutera after consultation with you, to be necessary to pay federal, state, and local income and employment taxes, if any, incurred by you (x) arising as a result of the Relocation Reimbursements, and (y) arising from the payments made to you pursuant to this sentence. The Tax Neutrality Payment will be calculated by Cutera based on the highest marginal rates actually in effect for you at the time or times the applicable taxes related to the Relocation Reimbursements are due, and Cutera’s determination of the Tax Neutrality Payment will be final and binding. The Tax Neutrality Payment will be paid either to you or to the relevant taxing authorities on your behalf, or a combination thereof, as soon as practicable following the date such amounts are due to the applicable taxing authorities, and may be paid in installments as due. The Tax Neutrality Payment is intended to be a payment described in Treasury Regulation 1.409A-3(i)(1)(v), and as such in all events will be paid no later than thirty-one (31) days following your taxable year in which you are required to remit the related taxes to the taxing authorities.

7. Cooperation. You agree (whether during or after your employment with Cutera) to reasonably cooperate with Cutera in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to Cutera and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, Cutera will reimburse your reasonable expenses.

8. Tax Matters. To the extent any taxable expense reimbursement or in-kind benefits under this letter agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount thereof eligible in one taxable year will not affect the amount eligible for any other taxable year, in no event will any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event will any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter agreement will be treated as a separate payment for purposes of Section 409A of the Code.

San Francisco Headquarters	3240 Bayshore Blvd	Brisbane, CA 94005
Phone: 415-657-5500	Fax: 415-330-2444	www.cutera.com

4867-6242-6974.7 - 4/21/2023 4:10:46 PM

9. Governing Law. This letter agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

10. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at the address on file with Cutera and addressed to the General Counsel of Cutera at the address of corporate headquarters.

11. Director Compensation. You acknowledge and agree that during the Employment Term, you will not be eligible to receive any compensation for your service as a member of the Board, including, but not limited to, pursuant to Cutera’s Outside Director Compensation Policy.

12. General. This letter agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Cutera. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and Cutera, and inure to the benefit of both you and Cutera, each of our respective heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision hereof and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.

13. Counterparts. This letter agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures.

14. Proprietary Information Agreement. As a condition of your employment, you must sign the Company’s standard Employee Proprietary Information Agreement. This letter and the Employee Proprietary Information Agreement constitute the entire agreement between the Company and you relating to your employment with the Company.

San Francisco Headquarters	3240 Bayshore Blvd	Brisbane, CA 94005
Phone: 415-657-5500	Fax: 415-330-2444	www.cutera.com

4867-6242-6974.7 - 4/21/2023 4:10:46 PM

We look forward to your service. I would appreciate it if you could acknowledge your agreement to the terms of this letter agreement by returning a signed copy to me.

Sincerely,
Cutera, Inc.
By:	/s/ Gregory Barrett
Gregory Barrett, Lead Independent Director

AGREED AND ACKNOWLEDGED:

/s/ Sheila Hopkins
Sheila Hopkins

San Francisco Headquarters	3240 Bayshore Blvd	Brisbane, CA 94005
Phone: 415-657-5500	Fax: 415-330-2444	www.cutera.com

4867-6242-6974.7 - 4/21/2023 4:10:46 PM

Appendix A

1.	Section 409A:

a.

For purposes of this letter, no payment will be made to you upon termination of your status as a member of the Board unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the (“Code”) and Section 1.409A-l(h) of the regulations promulgated thereunder.

b.

To the extent any payments (including the acceleration of RSU awards) to which you become entitled under this letter, or any agreement or plan referenced herein, in connection with your separation from service from Cutera constitute deferred compensation subject to Code Section 409A (such payments, the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until the sixtieth (60th) day following your separation from service, or if later, such time as required by paragraph c below. Any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on or around the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided herein.

c.

If you are deemed at the time of such separation from service to be a “specified employee” under Code Section 409A, then any Deferred Payment(s) shall not be made or commence until the earliest of (i) the expiration of the 6 month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Code Section 409A) with Cutera or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional 20% tax for which you would otherwise be liable under Code Section 409A(a)(l)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

San Francisco Headquarters	3240 Bayshore Blvd	Brisbane, CA 94005
Phone: 415-657-5500	Fax: 415-330-2444	www.cutera.com

4867-6242-6974.7 - 4/21/2023 4:10:46 PM

d.

Cutera reserves the right to amend the letter as it deems necessary or advisable, in its sole discretion and without your consent or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Code Section 409A or to otherwise avoid income recognition under Code Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will Cutera reimburse you for any taxes that may be imposed on you as a result of Section 409A.

San Francisco Headquarters	3240 Bayshore Blvd	Brisbane, CA 94005
Phone: 415-657-5500	Fax: 415-330-2444	www.cutera.com

4867-6242-6974.7 - 4/21/2023 4:10:46 PM